UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2009

HERE MEDIA INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	000-53690	26-3962587
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Boulevard Penthouse Los Angeles, California	90024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 806-4288

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On August 17, 2009, Here Media Inc. (“Here Media” or the “Company”) entered into a Line of Credit Agreement with Paul A. Colichman and a separate Line of Credit Agreement with Stephen P. Jarchow (collectively, the “Agreements”), which set forth the terms upon which Paul A. Colichman and Stephen P. Jarchow (collectively, the “Lenders”) may lend up to $2,000,000 and $3,000,000, respectively, to the Company in their respective discretion as and when requested by the Company. Paul A. Colichman is the Company’s Chief Executive Officer and President and Stephen P. Jarchow is the Chairman of the Company’s Board of Directors.

Pursuant to the Agreements, the Lenders may, in their sole discretion, make advances to the Company from time to time until August 17, 2011 in such amounts as may be requested by the Company; provided, however, that the total amount of such advances by the Lenders shall not exceed $2,000,000 for Paul A. Colichman and $3,000,000 for Stephen P. Jarchow.

The outstanding principal balance of advances made under the Agreements will accrue interest at a rate equal to the U.S. prime rate, as set forth in the Wall Street Journal, plus 1.00% per annum from the date of issuance of such advances to and including the date of repayment.

Advances made under the Agreements will be secured by the collateral specified in the Agreements, including certain domain names owned or under the control of the Company, trademarks and tradenames and cash reserves (not to exceed $1,000,000) held by the Company’s credit card processor.

The Agreements provide for customary events of default. Upon an event of default, the Lenders may declare all or any part of the outstanding principal balance of the advances to be immediately due and payable.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 18, 2009

HERE MEDIA INC.

By: /s/ Paul A. Colichman
Name: Paul A. Colichman
Title: Chief Executive Officer and President